Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-169057) of Stratus Properties Inc. (the “Company”) of our reports dated March 16, 2017 with respect to the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive (loss) income, equity and cash flows for each of the years in the three-year period ended December 31, 2016, and financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2016, both of which appear in the December 31, 2016 annual report on Form 10-K of Stratus Properties Inc.

/s/ BKM Sowan Horan, LLP

Austin, Texas
March 16, 2017